Exhibit 99.1

DURATA THERAPEUTICS, INC. REPORTS SECOND QUARTER 2012 FINANCIAL AND CORPORATE RESULTS

MORRISTOWN, NJ, September 4, 2012 – Durata Therapeutics, Inc. (NASDAQ: DRTX), a pharmaceutical company focused on the development and commercialization of novel therapeutics for patients with infectious diseases and acute illnesses, today announced financial and corporate results for the quarter ended June 30, 2012.

“We are pleased with the rate of patient enrollment in our ongoing Phase 3 clinical trials for our lead product candidate, dalbavancin, and continue to anticipate submitting a New Drug Application with the U.S. Food and Drug Administration in the first half of 2013,” said Paul Edick, Chief Executive Officer of Durata Therapeutics, Inc. “As anticipated, our research and development costs have increased substantially over the prior year period as we move towards completion of our Phase 3 clinical trials.”

Recent Accomplishments

Our significant recent accomplishments include the following:

•

Completed our initial public offering, resulting in approximately $73.9 million of net proceeds, after deducting underwriting discounts and commissions, or approximately $71.4 million after the payment of $2.5 million of other offering expenses payable by us.

•	Progressed our ongoing Phase 3 clinical trials for our lead product candidate, dalbavancin, for the treatment of patients with acute bacterial skin and skin structure infections, or abSSSI.

•

Passed the 60% enrollment level needed for our independent data monitoring committee, or DMC, interim analysis of the pooled and blinded early response rate and patient enrollment needed to maintain our 90% power calculation in each of our ongoing Phase 3 clinical trials. In the first trial, the DMC analysis indicated that we did not need to increase our enrollment target. In the analysis of the second trial, the DMC recommendation was to add 184 patients to our enrollment target. Based on our current enrollment rate, we do not expect this to cause any change in our previously disclosed timing of data availability or New Drug Application filing.

•	Added Lisa Giles, CEO & President of Giles & Associates and former Vice President of Strategy and Development at G.D. Searle & Company, as an independent director, effective August 3, 2012.

Financial results for the quarter ended June 30, 2012

As of June 30, 2012, we had cash and cash equivalents of $12.4 million compared to $11.5 million at December 31, 2011. As previously stated, we closed on our initial public offering in July 2012 and raised $73.9 million in net proceeds.

Net loss for the three months ended June 30, 2012 (the “2012 Quarter”) was $19.2 million compared to net loss of $11.5 million for the three months ended June 30, 2011 (the “2011 Quarter”).

Research and Development expense for the 2012 Quarter was $16.5 million compared to $8.4 million for the 2011 Quarter. The $8.1 million increase from the 2011 Quarter to the 2012 Quarter principally resulted from an increase of $7.1 million in contract research organization and other clinical trial expenses, including consulting; an increase of $0.5 million for personnel costs to support our studies; and an increase of $0.5 million related to chemistry, manufacturing and control related expenses.

General and Administrative expense for the 2012 Quarter was $2.4 million compared to $1.3 million for the 2011 Quarter. The $1.1 million increase from the 2011 Quarter to the 2012 Quarter principally resulted from an increase of $0.6 million for personnel costs to support our pre-launch activities and an increase of $0.5 million in legal and consulting fees.

About Durata Therapeutics

Durata Therapeutics is a pharmaceutical company focused on the development and commercialization of novel therapeutics for patients with infectious diseases and acute illnesses. Durata is currently enrolling and dosing patients in two global Phase 3 clinical trials with its lead product candidate, dalbavancin, for the treatment of patients with acute bacterial skin and skin structure infections, or abSSSI. For more information please visit www.duratatherapeutics.com.

Durata Safe Harbor Statement

Statements contained in this press release contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward looking statements in this press release include statements about the filing of a New Drug Application with the U.S. Food and Drug Administration. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in the “Risk Factors” section of the prospectus for our recently completed initial public offering, which is on file with the SEC and is also available on our website. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our views change. Therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

Media Relations Contact

Jed Weiner

White Oak Communications, Inc.

(847) 392-4186

jed.weiner@comcast.net

or

Investor Relations Contacts

Corey Fishman

Durata Therapeutics

Chief Operating Officer and Chief Financial Officer

(973) 993-4865

cfishman@duratatherapeutics.com

or

Lee M. Stern

The Trout Group LLC

(646) 378-2922

lstern@troutgroup.com

www.troutgroup.com

DURATA THERAPEUTICS, INC. AND SUBSIDIARY

(A Development Stage Company)

Condensed Consolidated Balance Sheet

Unaudited

(in thousands)

	December 31, 2011	June 30, 2012
Assets
Current assets:
Cash and cash equivalents	$11,485	$12,356
Prepaid expenses and other current assets	997	904

Total current assets	12,482	13,260
Acquired in process research and development	15,292	15,292
Goodwill	5,811	5,811
Restricted cash	—	500
Deferred charge	—	10,991
Deferred offering costs	—	1,499
Other assets	40	48

Total assets	$33,625	$47,401

Liabilities, Redeemable Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,957	$5,592
Accrued expenses	1,369	4,700
Income taxes payable	—	9,991

Total current liabilities	3,326	20,283

Non-current income tax payable	—	1,000
Contingent consideration	18,739	19,279

Total liabilities	22,065	40,562

Redeemable portion - Series A Convertible Preferred Stock	6,000	6,000

Total stockholders’ equity	5,560	839

Total liabilities, redeemable preferred stock and stockholders’ equity	$33,625	$47,401

DURATA THERAPEUTICS, INC. AND SUBSIDIARY

(A Development Stage Company)

Consolidated Statement of Operations

(Unaudited)

(in thousands, except share and per share data)

	Three Month Period Ended June 30,		Six Month Period Ended June 30,		Period from inception (November 4, 2009) to June 30,
	2011	2012	2011	2012	2012
Operating expenses:
Research and development expenses	$8,439	$16,528	$12,768	$23,299	$58,448
General and administrative expenses	1,253	2,392	2,304	3,613	11,608
Acquisition related charges, net	2,376	272	(403)	540	7,987

Operating loss	12,068	19,192	14,669	27,452	78,043
Interest income	(5)	(4)	(9)	(7)	(25)

Loss before income tax benefit	12,063	19,188	14,660	27,445	78,018
Income tax benefit	(606)	—	(782)	—	(5,811)

Net loss	$(11,457)	$(19,188)	$(13,878)	$(27,445)	$(72,207)

Net loss attributable to common stockholders	$(11,457)	$(19,188)	$(13,878)	$(27,445)	$(72,207)
Net income attributable to Series A preferred stockholders	—	—	—	—	—

Net loss	$(11,457)	$(19,188)	$(13,878)	$(27,445)	$(72,207)

Net loss per common share – Basic and Diluted	$(183.31)	$(260.25)	$(242.23)	$(402.94)
Weighted-average common shares – Basic and Diluted	62,500	73,727	57,292	68,113